P.O. Box 20103 Kansas City, MO 64195 866.877.2525 • fax 816.713.8810 website:www.uspremiumbeef.com

December 17, 2009

Dear Unitholder,

As you are aware, on October 13, 2009, USPB announced the filing of a registration statement for a public offering of National Beef, Inc.’s (NBI) common stock. We did so in order to better position our company to address objectives such as returning patronage notices, making additional unitary distributions and creating a mechanism for increased liquidity. Beginning the week of December 3, we received clearance from the SEC to proceed with the marketing of NBI’s common stock to potential investors. Throughout the process, we engaged expertise across many fields to assist us in this process. Based on early indications from bankers, analysts and others in the marketplace, we set a price range that we believe reflected the fair value of our business.

We began marketing our company to potential investors during the week of December 7. While in the process of doing that, we were unfortunately faced with significant challenges. The majority of IPO’s pricing during this period were being pulled off the market or had priced below their initial price range. We believe this was the collective effect of a number of factors including the late entry of banks into the market for cash to repay Troubled Asset Relief Program (TARP) funds and investor reluctance to take on the risks of an IPO so close to the end of the year.

As a result, instead of taking a significantly lower price and going public in less than ideal circumstances, we made the difficult decision to pull the IPO and postpone our decision on whether to take National Beef, Inc. public.

Your company remains in an excellent position to consider alternatives to address the desire to return patronage and distribute additional cash. For the second year in a row we have achieved record net income. Our company is considerably stronger financially as we have significantly reduced our leverage. Given our significant increase in earnings, we have been and anticipate being in a position to continue strong distributions in 2010 from normal operations.

I can appreciate the disappointment in this announcement. The membership has exhibited great patience as we have pursued numerous alternatives to improve the benefits you receive through USPB. I am proud of the fact that in light of many distractions the last couple of years, we have not lost focus on the work of making our company the best in the business. Our advisors are strongly encouraging us to consider re-entering the IPO market in 2010. In the near future, we will be thoughtfully considering paths to improving our business and how it benefits you the owners.

Thank you for your continued commitment to making USPB the success it is.

Sincerely,

Steven D. Hunt

Chief Executive Officer

Safe Harbor Forward Looking Statement: USPB is including the following cautionary statement in this unitholder letter to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on their behalf. Forward-looking statements include statements based on the current expectations and assumptions of USPB, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially from those contemplated by these forward-looking statements. Some of these risks and uncertainties may be discussed in USPB’s most recently filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and in future filings by USPB. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this letter will in fact transpire. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward- looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.